Exhibit 10.14

SECOND EXTENSION AGREEMENT

WHEREAS, the parties hereto Metamining, Inc. ("Buyer"), Metamining Nevada, Inc. (“The Company”) and Little Valley Group, LLC., Greater Nevada Ranches, LLC., Western Resource Group, LLC. ("Sellers") have previously entered into purchase agreements ("Purchase Agreements") dated on April 15th, 2011 and an extension agreement dated on March 19th, 2012 (Attachment 1), which agreements are adopted herein by reference, and

WHEREAS, Buyer began discussing this project with Chinese state owned companies who all showed very much interest in the iron resources at first. But due to lack of report that meets NI43-101 standard, lack of exporting port on the US west coast, and iron ore price dropping last August, all companies slowed down their steps. However, the iron mine development requires a tremendous amount of capital and operating cost which is not likely to come from the above companies, or at least not soon enough. Under this circumstance, Buyer initiated the plan to bring this project to the stock market and raise capital for the purchase payment, extra drillings, Environmental Assessment, permitting process and such development. Since the Iron Horse project itself is not expected to be strong enough for public offering or private placement, Buyer also brought a part of Mobile project's iron ore off-take into The Company, which will generate a considerable amount of cash flow in supporting the project for the first three years. Only in this way can the project assure the interest and retain the confidence of the investors. Buyer has already begun working with its consulting firm on reverse takeover and private placement aiming at raising $15-$20 million. Given that the second payment to the sellers is $5,625,000 and the third payment to the sellers is $5,325,000, which is around 73% (based on $15M fundraising) or 55% (based on $20M fundraising) of the capital that's being raised, in other words only 27% or 45% of the proceeds will be used on the development of the property, the investors are less likely to be convinced.

WHEREAS, the parties hereto wish to mutually extend the Second and Third Installment ("The Rest Installments") payments which are specified in the Purchase and Extension Agreements.

NOW THEREFORE, the parties mutually understand and agree as follows:

1.  The extension payment schedule of The Rest Installments shall be arranged as  follows.
i.
From the Mobile project production. The Company shall pay Sellers bi-monthly an amount equal to the greater of: (i) 40% of net profits from the trading of iron ore off-take which Buyer brought into The Company from the Mobile project. (ii) a fixed minimum payment of $400,000.00. The Mobile project is expected to be finished in three years.

ii.
When the Company has completed its private placement fundraising the Company shall pay 15% of the proceeds from private placement for mineral rights payments to Sellers immediately after the receipt of the raised funds. This payment is fully creditable to the fixed minimum payments.

iii.
The Commencing Date is the date the bi-monthly payments will start.  The Company will determine the exact Commencing Date no later than 25 August, 2012 and publish it as an Addendum to this Agreement. The Commencing Date shall be no later than 25 November, 2012. If the Mobile project is not operational by the 25 November date, this date may be extended by mutual agreement under the following conditions: a. Sellers are satisfied that significant progress is being made toward an operational status or b. Other financing, e.g. the private placement, becomes available to fund the minimum payments specified in paragraph i. above. The parties agree to extend the Second Installment of $5,625,000.00 to a period of 15 months starting on the Commencing Date, with the remainder of the Second Installment, if any, due no later than the due date of the last payment of the 15 month period.

iv.
The bi-monthly payment of the Third Installment of $5,325,000.00 shall start in the next month after the completion of the Second Installment. The Company shall have the option to extend the payment period to 15 months with the same minimum payment as specified in Para. i. above. The Company shall pay off The Rest Installments in 30 months from the Commencing Date by paying the remainder of the Third Installment, if any, no later than the due date of the last payment in the 15 month period.

2. From the date of this extension to the date that The Rest Installments are paid in full, the Company shall pay to Sellers a monthly flat fee of $10,000.00. The first to commence within 7 working days from the execution of this Agreement and continue monthly until the bi-monthly payments begin. Subsequent payments will be included in the  bi-monthly payments.

3. The Company shall, within 7 working days from the execution of this Agreement, pay the current outstanding late fee of $2000.00 to each Seller, the $32,816 claim filling fees required for the next assessment year and the $141.27 due to GNR for property taxes.

4. Based on the current situation of the development of Mobile project and private placement fundraising for The Company, Buyer and The Company are confident that they can pay off the installments within two years from the date of this Extension Agreement.

5. The Company shall make every reasonable effort to pay down the debt owed to Sellers and complete the purchase Agreement by the original 15 April, 2013 due date or as soon thereafter as possible.

6. Nothing herein shall otherwise affect the integrity and enforceability of the original agreements which shall remain in full force and affect during the extension period, and whose validities are acknowledged by both parties.

IN WITNESS whereof the parties have hereunto set their hands in seals on this 26th day of July, 2012.

Metamining, Inc.	Little Valley Group, LLC
/s/ Songqiang Chen	/s/ Howard R. Fisher
Songqiang Chen	Howard R. Fisher
Chairman	Managing Member

Metamining Nevada, Inc.	Greater Nevada Ranches, LLC
/s/ Songqiang Chen	/s/Greg Histed
Songqiang Chen	Greg Histed
Chairman	Manager

Western Resource Group, LLC
/s/Gary Clifton
Gary Clifton
President